Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Judith Wilkinson / Eric Brielmann Joele Frank, Wilkinson Brimmer Katcher 212.355.4449

MORGANS HOTEL GROUP CO. REPORTS SECOND
QUARTER 2006 RESULTS

-Strong RevPAR Growth-
-Significant EBITDA and Margin Growth-

NEW YORK, NY — August 8, 2006 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the second quarter 2006.

For the second quarter 2006 revenue per available room (RevPAR) for system-wide comparable hotels increased by 9.2% (9.5% using constant dollars). The increase was driven by growth in average daily rate (ADR), which rose by 9.4% to $317.37 for the second quarter. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased by 9.0% to $23.5 million. Excluding pre-opening costs related to the Mondrian Scottsdale of approximately $0.4 million and the costs of being a public company which are new in 2006, Adjusted EBITDA rose by approximately 13%.

“Our solid operating results for the second quarter illustrate the continued strength of our core business,” said Ed Scheetz, President and Chief Executive Officer.  “With occupancy rates consistent with last year’s at 81%, our revenue growth was achieved through increases in ADR, resulting in higher operating margins.  We continue to see positive trends in all of the key gateway markets where we have properties, including New York, Miami, Los Angeles, San Francisco, and London.  We strongly believe that Morgans Hotel Group is well positioned for growth in 2006 and beyond.”

“We continue to be optimistic about our growth prospects as we actively take steps to enhance our portfolio of high quality properties.  For example, today we announced a new joint venture to create a Mondrian in South Beach Miami, making it the fourth announced Mondrian hotel.  The 16-story property will be renovated to create MHG’s distinctive lodging, dining and nightlife experience, and will include numerous other hotel amenities.  In July, we began room renovations at Delano, which we expect to complete by November.  We also have plans for upgrades at Mondrian in Los Angeles, as well as Morgans and Royalton in New York, which we intend to begin next year.  We rebranded our Scottsdale acquisition as Mondrian Scottsdale and have begun renovations to make the hotel reflective of the Mondrian brand standard.  These renovations include a rooms upgrade, and the addition of an Asia de Cuba restaurant and a Skybar; we expect to complete this repositioning by year-end 2006.”

“We are also excited by the opportunities presented by the Hard Rock Hotel & Casino acquisition. The Hard Rock is a great strategic fit for Morgans Hotel Group and it accelerates our entry into Las Vegas, one of the largest and fastest growing hotel markets in the world.  We are pleased to have selected Blake Sartini and Golden Gaming as our casino operator.  Partnering with a casino operator was a top priority for us and we now have put into motion a key element of the Hard Rock transition.  We have also made progress on the intellectual property associated with the Hard Rock transaction.  We have signed a non-binding letter of intent for a price that is in the range of what we previously indicated.  We intend to make a public announcement once a definitive agreement has been signed.  We are actively engaged in discussions with potential equity partners for the Hard Rock while also pursuing alternatives for development of the associated land.  With our plans for Delano and Mondrian at Echelon Place on track, we are looking forward to the benefits of a more significant presence in this vibrant market.”

Second Quarter Operating Results

RevPAR for system-wide comparable hotels was $256.75, an increase of 9.2% for the second quarter 2006.  The increase in RevPAR was driven by strong performances in all of the Company’s markets with London, Miami and New York posting particularly outstanding results. RevPAR at MHG’s two London hotels increased by 14.1% (16.0% using constant dollars) reflecting strong demand and low supply growth. The Company’s Miami hotels recorded a 10.4% RevPAR increase due to citywide events and RevPAR for the Company’s New York hotels rose by approximately 9.0% reflecting strong transient demand.

The RevPAR growth for system-wide comparable hotels was driven by ADR growth, which increased by 9.4% to $317.37 for the second quarter of 2006.  Occupancy at the system-wide comparable hotels was 80.9% which was consistent with last year’s second quarter.

For owned hotels, room revenues increased by 10.6% to $43.1 million for the second quarter 2006 due to an 8.0% growth in RevPAR at comparable owned hotels and the addition of the Mondrian Scottsdale. Total revenues grew by 7.7% to $71.2 million for the second quarter 2006. Operating margins at comparable owned hotels increased by 170 basis points as compared to the second quarter 2005, reflecting the increases in ADR.

The Company recorded net income of $3.7 million for the second quarter of 2006, compared to a net loss of $19.8 million in the second quarter of 2005.  Interest expense decreased by $24.0 million for the second quarter 2006 reflecting the Company’s reduced leverage since its initial public offering in February 2006 and reflecting the refinancing of its debt in 2005.

Balance Sheet and Financing

As of June 30, 2006, adjusted debt was $543.0 million.  Cash and cash equivalents were $14.2 million, and cash reserves were $34.1 million. The Company also has $50.0 million in escrow for the purchase of the Hard Rock Hotel & Casino, which represents approximately one-third of the equity requirement of the acquisition, and $11.5 million in deferred fees for a financing commitment on a $700.0 million credit facility to fund the acquisition. The Company’s weighted average debt maturity was four years and its weighted average interest rate was 6%.  As of June 30, 2006, the Company had drawn $20.0 million under its $125.0 million revolving credit facility.

During the second quarter, the Company obtained $40.0 million of mortgage financing secured by the Mondrian Scottsdale at a rate of LIBOR plus 2.30%. The loan matures in two years and has three one-year extensions. The Company has drawn $35.0 million, with $5.0 million available for renovations.

On August 4, 2006, the Company issued $50.0 million of trust preferred securities in a private placement. The securities have a 30 year maturity and are redeemable by the Company after five years at par. The securities bear interest at a fixed rate of 8.68% until October 2016 and thereafter will bear interest at a floating rate based on LIBOR plus 3.25%.  MHG used the majority of the proceeds to fund the Mondrian Miami acquisition and to repay the outstanding balance under the Company’s revolving credit facility.

Also during the second quarter, the Company settled all assessments from the U.K. tax authorities regarding national insurance contributions at its London joint venture. The Company’s share of the settlement was approximately $0.4 million, consistent with the reserve previously provided in the financial statements.

The Company’s strong cash flow and existing cash and cash reserves should be sufficient to fund its working capital needs and renovation plans.  MHG intends to finance future acquisitions with equity partners and non-recourse mortgage debt.  Furthermore, the Company plans to fund its equity component in new acquisitions with cash flow from operations, proceeds from the Company’s recent issuance of trust preferred securities and borrowings under its revolving credit line. Consistent with the Company’s capital investment strategy, MHG may consider accessing the significant equity in its existing hotels to finance further growth.

Development Activity

During the second quarter, the Company entered into an agreement to acquire the Hard Rock Hotel & Casino in Las Vegas, an adjacent 23 acre land parcel and the rights to use the Hard Rock name in certain locations for $770.0 million. The Company is actively engaged in discussions with potential equity partners and intends to have partner relationships in place prior to closing the transaction. The transaction is subject to applicable regulatory approvals and other conditions and is expected to close by the end of this year.

On July 12, 2006 the Company announced that it entered into a non-binding letter of intent with Golden Gaming, Inc., a major gaming enterprise in Nevada whose principals have extensive experience in casino management, to serve as casino operator under a lease arrangement for a period of up to two years.

The Company has also made progress on the intellectual property it will acquire in connection with the Hard Rock transaction.  MHG has signed a non-binding letter of intent to sell the intellectual property, while retaining the Hard Rock name in Las Vegas, for a price that is in the range of what the Company had previously indicated.  MHG intends to make a public announcement on this matter following the signing of a definitive agreement and expects to close the transaction simultaneous with the close of the Hard Rock acquisition.  In addition, the Company is in the process of pursuing alternatives for the development of the land and the sale or joint venture of excess land associated with the Hard Rock transaction.

Separately today, the Company announced a new joint venture has purchased and will renovate an apartment building on Biscayne Bay in South Beach (Miami) into a hotel operated under MHG’s Mondrian brand.  The new luxury hotel is the fourth announced Mondrian, including Los Angeles, Scottsdale, and a property under development in Las Vegas, and will be operated by MHG under a long-term incentive management contract.

Under the terms of the 50/50 joint venture agreement between MHG and an affiliate of Hudson Capital, a leading condominium company that develops landmark high-rise residences, the joint venture will acquire the existing building and land for a gross purchase price of $110 million.  The joint venture expects to spend approximately $60 million on renovations.  The joint venture will require an initial equity investment of $15 million from each of MHG and Hudson Capital and will receive financing of $124 million to be provided by Eurohypo AG, New York Branch, at a rate of LIBOR plus 300 basis points.

During the second quarter, the Company completed the purchase of the Mondrian Scottsdale, formerly known as the James Hotel, with a final payment of $43.2 million, bringing the total purchase price to $47.8 million.  Over the next several months, the Company will upgrade the property to the Mondrian brand standards.  The renovation is expected to be completed by the end of 2006.

In January 2006, the Company entered into a 50/50 joint venture with Boyd Gaming Corporation to develop two flagship hotels with a total of 1,600 rooms in Las Vegas on the Strip bearing the Company’s Delano and Mondrian brands.  These projects are currently in the pre-development stage and are expected to be completed in 2010.

Also in January 2006, the Company completed the acquisition of the property across from Delano Miami for approximately $14.3 million.  The Company is in the process of finalizing plans to convert the property into additional guest rooms and additional guest facilities.  The Company expects to have the property in operation by the end of 2007.

Guidance For 2006

The statements below represent the Company’s outlook for its business for the fiscal year ending December 31, 2006.  Based upon the Company’s expectations for continued improvement in the U.S. economy, moderate supply growth, further rate improvement in the luxury lodging and consumer service sectors, along with planned expense increases, the Company continues to expect to meet the following financial targets for the full year 2006:

RevPAR Growth:	8.0% to 10.0%
Total Revenues:	$280 million to $290 million
Adjusted EBITDA:	$85 million to $90 million

Adjusted EBITDA for 2006 excludes non-cash stock compensation expense which is estimated to be approximately $7.5 million in 2006.

The Company anticipates renovation spending at the Delano and Mondrian Scottsdale to be approximately $15 to $17 million and maintenance capital expenditures to be approximately $10 to $12 million in 2006.  All of these expenditures will be funded from established cash reserves, and so will not affect the Company’s free cash flow.

Conference Call

The Company will host a conference call to discuss the second quarter financial results today at 5:00 PM Eastern time.

The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section.  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing 800-811-8845 or 913-981-4904 for international callers.  A replay of the call will be available two hours after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 9459692.  The replay will be available from August 8, 2006 through August 15, 2006.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the completion of transactions and the integration of properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

About Morgans Hotel Group

Morgans Hotel Group Co. (Nasdaq: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, owns and operates Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St. Martins Lane in London.  MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities in the United States, Europe, South America, Asia and around the world. For more information, please visit www.morganshotelgroup.com.

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Income Statement

	2nd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change

Revenues :
Rooms	$43,054	$38,935	11%	$79,870	$74,287	8%
Food & beverage	22,849	22,003		44,834	43,498
Other hotel	3,160	2,857		6,241	5,762
Total hotel revenues	69,063	63,795	8%	130,945	123,547	6%
Management fees	2,164	2,321		4,371	4,821
Total revenues	71,227	66,116	8%	135,316	128,368	5%

Operating Costs and Expenses:
Rooms	10,574	9,849		20,635	19,420
Food & beverage	14,132	13,677		28,194	27,237
Other departmental	1,010	1,069		2,174	1,989
Hotel, selling, general and administrative	13,542	12,672		26,754	25,352
Property taxes, insurance and other	4,171	3,001		7,848	6,081
Total hotel operating expenses	43,429	40,268	8%	85,605	80,079	7%
Corporate expenses:
Stock based compensation	2,108			3,160
Other	4,733	4,417		9,351	8,256
Depreciation	5,435	6,666		10,760	13,546
Total operating costs and expenses	55,705	51,351	8%	108,876	101,881	7%
Operating income	15,522	14,765	5%	26,440	26,487	0%

Interest expense, net	8,368	32,443		22,953	44,157
Equity in loss of unconsolidated joint ventures	(248)	1,233		128	3,042
Minority interest in joint ventures	1,180	1,076		2,585	2,316
Other non-operating (income) loss	312	(433)		354	(866)

Pre tax income (loss)	5,910	(19,554)	130%	420	(22,162)	102%
Income tax expense	2,073	219		12,824	402
Net gain (loss) before minority interest	3,837	(19,773)	119%	(12,404)	(22,564)	45%

Minority interest	112	—		(244)	0

Net income (loss)	$3,725	($19,773)		($12,160)	($22,564)

Shares Outstanding	33,500			33,500

Income (loss) per share (1)	0.11			(0.24)

(1)             Loss per share represents the loss for Morgan's Hotel Group Co. from February 17, 2006, the date of the IPO, over the number of shares outstanding

Hotel Operating Statistics

	(In Actual Dollars)			(In Actual Dollars)			(In Constant Dollars, if different)			(In Constant Dollars, if different
	2nd Qtr		%	Year to date		%	2nd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change	2006	2005	Change	2006	2005	Change

Morgans
Occupancy	87.0%	87.3%	-0.3%	84.0%	85.4%	-1.6%
ADR	308.64	283.13	9.0%	288.29	266.77	8.1%
Revpar	268.52	247.17	8.6%	242.16	227.82	6.3%

Royalton
Occupancy	87.7%	90.2%	-2.8%	86.5%	88.8%	-2.6%
ADR	339.86	303.67	11.9%	315.21	284.24	10.9%
Revpar	298.06	273.91	8.8%	272.66	252.41	8.0%

Hudson
Occupancy	89.7%	91.9%	-2.4%	82.8%	86.2%	-3.9%
ADR	264.11	236.43	11.7%	242.84	218.49	11.1%
Revpar	236.91	217.28	9.0%	201.07	188.34	6.8%

Delano
Occupancy	77.5%	74.7%	3.7%	79.7%	79.8%	-0.1%
ADR	475.43	444.13	7.0%	532.37	520.33	2.3%
Revpar	368.46	331.77	11.1%	424.30	415.22	2.2%

Mondrian LA
Occupancy	81.3%	82.8%	-1.8%	81.2%	81.8%	-0.7%
ADR	324.17	302.73	7.1%	321.54	301.28	6.7%
Revpar	263.55	250.66	5.1%	261.09	246.45	5.9%

Clift
Occupancy	69.1%	71.9%	-3.9%	66.4%	66.9%	-0.7%
ADR	228.23	212.16	7.6%	234.71	212.77	10.3%
Revpar	157.71	152.54	3.4%	155.85	142.34	9.5%

Total Owned - Comparable
Occupancy	83.1%	84.7%	-1.9%	79.5%	81.4%	-2.3%
ADR	296.09	268.92	10.1%	291.57	268.20	8.7%
Revpar	246.05	227.78	8.0%	231.80	218.31	6.2%

St. Martins Lane
Occupancy	82.2%	76.9%	6.9%	77.7%	72.9%	6.6%	82.2%	76.9%	6.9%	77.7%	72.9%	6.6%
ADR	381.41	362.06	5.3%	363.68	365.63	-0.5%	381.41	356.02	7.1%	363.68	349.12	4.2%
Revpar	313.52	278.42	12.6%	282.58	266.54	6.0%	313.52	273.78	14.5%	282.58	254.51	11.0%

Sanderson
Occupancy	80.3%	71.0%	13.1%	76.9%	68.0%	13.1%	80.3%	71.0%	13.1%	76.9%	68.0%	13.1%
ADR	444.92	434.46	2.4%	434.40	441.33	-1.6%	444.92	427.22	4.1%	434.40	421.34	3.1%
Revpar	357.27	308.47	15.8%	334.05	300.10	11.3%	357.27	303.33	17.8%	334.05	286.51	16.6%

Shore Club
Occupancy	67.3%	66.6%	1.1%	71.3%	73.6%	-3.1%
ADR	351.95	323.45	8.8%	392.78	368.29	6.6%
Revpar	236.86	215.42	10.0%	280.05	271.06	3.3%

Total Joint Venture - Comparable
Occupancy	74.8%	70.8%	5.6%	74.6%	72.1%	3.5%	74.8%	70.8%	5.6%	74.6%	72.1%	3.5%
ADR	384.58	361.67	6.3%	393.16	383.06	2.6%	384.58	357.30	7.6%	393.16	377.07	4.3%
Revpar	287.67	256.06	12.3%	293.30	276.19	6.2%	287.67	252.97	13.7%	293.30	271.87	7.9%

Total Company - Comparable
Occupancy	80.9%	81.1%	-0.2%	78.2%	79.0%	-1.0%	80.9%	81.1%	-0.2%	78.2%	79.0%	-1.0%
ADR	317.37	290.00	9.4%	316.76	295.53	7.2%	317.37	289.00	9.8%	316.76	294.11	7.7%
Revpar	256.75	235.19	9.2%	247.71	233.47	6.1%	256.75	234.38	9.5%	247.71	232.35	6.6%

Mondrian Scottsdale
Occupancy	51.3%	0.0%		51.3%
ADR	166.09	—		166.09
Revpar	85.20	—		85.20

Total Owned
Occupancy	81.1%	84.7%	-4.3%	78.6%	81.4%	-3.4%
ADR	290.98	268.92	8.2%	288.93	268.20	7.7%
Revpar	235.98	227.78	3.6%	227.10	218.31	4.0%

Total Company
Occupancy	79.5%	81.1%	-2.0%	77.6%	79.0%	-1.8%	79.5%	81.1%	-2.0%	77.6%	79.0%	-1.8%
ADR	312.81	290.00	7.9%	314.36	295.53	6.4%	312.81	289.00	8.2%	314.36	294.11	6.9%
Revpar	248.68	235.19	5.7%	243.94	233.47	4.5%	248.68	234.38	6.1%	243.94	232.35	5.0%

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for, our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss) and operating income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

	2nd Qtr		Year to date
	2006	2005	2006	2005

Net income (loss)	$3,837	($19,773)	($12,404)	($22,564)
Interest expense, net	8,368	32,443	22,953	44,157
Income tax expense	2,073	219	12,824	402
Depreciation and amortization expense	5,435	6,666	10,760	13,546
Proportionate share of interest expense from unconsolidated joint ventures	1,698	2,369	3,297	4,233
Proportionate share of depreciation expense from unconsolidated joint ventures	1,208	1,488	2,441	3,494
Proportionate share of depreciation expense of consolidated joint ventures	(124)	(86)	(254)	(244)

EBITDA	22,495	23,326	39,617	43,024

Other non operating expense (income)	312	(433)	354	(866)
Less : Clift	(1,404)	(1,325)	(2,240)	(1,965)
Add : Stock based compensation	2,108	—	3,160	—

Adjusted EBITDA	$23,511	$21,568	$40,891	$40,193

Reconciliation of Operating Income to Adjusted EBITDA

	2nd Qtr		Year to date
	2006	2005	2006	2005

Operating Income	$15,522	$14,765	$26,440	$26,487

Depreciation	5,435	6,666	10,760	13,546
EBITDA from joint ventures	3,154	2,625	5,610	4,686
Minority interest	(1,304)	(1,163)	(2,839)	(2,561)
Other non-operating income (loss)	(312)	433	(354)	866

EBITDA	22,495	23,326	39,617	43,024

Other non-operating (income) loss	312	(433)	354	(866)
Less : Clift	(1,404)	(1,325)	(2,240)	(1,965)
Add : Stock based compensation	2,108	0	3,160	0

Adjusted EBITDA	$23,511	$21,568	$40,891	$40,193

Room Revenue Analysis

	2nd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change

Morgans	$2,765	$2,542	9%	$4,955	$4,660	6%
Royalton	4,583	4,214	9%	8,338	7,721	8%
Hudson	17,347	15,861	9%	29,264	27,347	7%
Delano	6,504	5,867	11%	14,902	14,627	2%
Mondrian LA	5,684	5,410	5%	11,204	10,577	6%
Clift	5,207	5,041	3%	10,243	9,355	9%
Total Owned Comparable	42,090	38,935	8%	78,906	74,287	6%

Mondrian Scottsdale	965	0		965	—

Total Owned	$43,055	$38,935	11%	$79,871	$74,287	8%

Hotel Revenue Analysis

	2nd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change

Morgans	$5,472	$5,410	1%	$10,443	$10,284	2%
Royalton	5,923	5,528	7%	11,057	10,344	7%
Hudson	22,420	20,771	8%	38,409	36,536	5%
Delano	13,147	12,186	8%	29,642	28,697	3%
Mondrian LA	11,475	11,423	0%	22,188	21,547	3%
Clift	8,840	8,478	4%	17,420	16,140	8%
Total Owned Comparable	67,277	63,796	5%	129,159	123,548	5%

Mondrian Scottsdale	1,787	—		1,787	—

Total Owned	$69,064	$63,796	8%	$130,946	$123,548	6%

Adjusted EBITDA Analysis

	2nd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change

Morgans	$1,393	$1,228	13%	$2,210	$2,117	4%
Royalton	1,890	1,875	1%	2,834	2,903	-2%
Hudson	10,607	9,483	12%	15,197	14,426	5%
Delano	4,796	3,868	24%	11,844	11,417	4%
Mondrian LA	4,569	4,585	0%	8,505	8,079	5%
Clift	1,404	1,325	6%	2,240	1,965	14%
Total Owned Comparable	24,659	22,364	10%	42,830	40,907	5%

St Martins Lane	1,836	1,548	19%	3,100	2,665	16%
Sanderson	1,142	876	30%	1,999	1,487	34%
Shore Club	176	201	-12%	511	534	-4%
Total Joint Venture	3,154	2,625	20%	5,610	4,686	20%

Total Comparable Hotels	27,813	24,989	11%	48,440	45,593	6%

Mondrian Scottsdale	(329)	0		(329)	0

Total Hotels	27,484	24,989	10%	48,111	45,593	6%

Management Fees	2,164	2,321	-7%	4,371	4,821	-9%
Corporate Expenses	(6,841)	(4,417)	55%	(12,511)	(8,256)	52%

Subtotal	22,807	22,893	0%	39,971	42,158	-5%

Less Clift	(1,404)	(1,325)	6%	(2,240)	(1,965)	14%
Less : Stock Based Compensation	2,108	—		3,160	—

Adjusted EBITDA	$23,511	$21,568	9%	$40,891	$40,193	2%

Operating Margins

	2nd Qtr		Year to date
	2006	2005	2006	2005

Comparable

Hotel Revenues	$67,276	$63,795	$129,158	$123,547

Hotel Expenses	41,313	40,268	83,489	80,079

Hotel Gross Profit	$25,963	$23,527	$45,669	$43,468

Hotel Gross Profit%	38.6%	36.9%	35.4%	35.2%

Balance Sheet

	Jun 30 2006	Dec 31 2005

Cash	$14,193	$21,835
Cash reserves	34,091	32,754
Property and equipment	486,943	426,927
Goodwill	73,698	73,698
Accounts receivable	10,411	10,567
Prepaid expenses and other assets	9,234	12,687
Investments in joint ventures	8,574	7,529
Escrows - Hard Rock purchase	61,500
Other assets	32,634	20,278
Total assets	731,278	606,275

Long-term debt	437,272	584,492
Capital lease obligations - Clift	77,273	75,140
Accounts payable and accrued expenses	36,017	32,309
Other liabilities	22,018	23,751
Deferred income taxes	9,866	—
Total liabilities	582,446	715,692
Minority interests	20,287	1,156
Stockholders'equity (deficit)	128,545	(110,573)
Total liabilities and equity (deficit)	$731,278	$606,275